UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):   June 29, 2004
                                                    -------------




                        BNP Residential Properties, Inc.
             (Exact name of registrant as specified in its charter)



Maryland                              1-9496                     56-1574675
--------                              ------                     ----------
(State of incorporation)     (Commission File Number)          (IRS Employer
                                                             Identification No.)



             301 S. College Street, Suite 3850, Charlotte, NC 28202
               (Address or principal executive offices, Zip Code)


Registrant's telephone number  704/944-0100















                                                    Total number of pages:    5

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Item 5.  Other Events

ACQUISITION OF CARRIAGE CLUB APARTMENTS

         Effective June 29, 2004, BNP Residential Properties acquired Carriage Club Apartments located in Mooresville, North Carolina. We acquired this community from Carriage Club at Bluefield Downs LLC, an unaffiliated party, for a contract price of $19,650,000, paid in cash.

         The 22.5-acre property consists of 268 one-, two-, and three-bedroom apartment homes. The property also includes a swimming pool, exercise facility and tennis court. At the acquisition date, physical occupancy was approximately 94%, with an average base rental rate on occupied units of approximately $680 per month. We expect to spend approximately $200,000 for acquisition improvements at this community during the next 12 to 24 months.

         We funded the Carriage Club acquisition by the placement of a $14.9 million first deed of trust loan from Wachovia Bank, N.A. at a fixed rate of 5.15% for a five-year term, along with a draw on our line of credit secured by Latitudes Apartments.

ACQUISITION OF SAVANNAH SHORES APARTMENTS

         Effective July 1, 2004, we acquired Savannah Shores Apartments located in Myrtle Beach, South Carolina. We acquired this community from CGY Properties LLC, two members of which are members of our Board of Directors. Prior to this transaction, we managed the acquired property under a third-party management contract.

         The initial purchase price is $12.5 million, including:

          o the assumption of approximately $12.4 million in debt and other liabilities; and

          o the issuance of 7,695 partnership units in BNP Residential Properties Limited Partnership, which we refer to as the Operating Partnership. The imputed value of these partnership units was $13.00 per unit, or approximately $100,000.

There is the potential for an earn-out of additional purchase price of up to $1.7 million within a three-year period, upon attainment of certain performance standards, which would be funded through the issuance of up to 130,769 units of the Company's operating partnership at an imputed value of $13.00 per unit.

         On July 1, 2004, we refinanced the existing $12.1 million debt through the placement of a $9.0 million first deed of trust loan from SouthTrust Bank, at a variable rate of LIBOR plus 1.8% for a three-year term with a two-year extension, along with a draw on our line of credit secured by Latitudes Apartments.

         The 13.1-acre property consists of 198 one-, two-, and three-bedroom apartment homes. It also includes a swimming pool, tennis courts and exercise facility. At the acquisition date, physical occupancy was approximately 94%, with an average base rental rate on occupied units of approximately $727 per month. We expect to spend approximately $200,000 for acquisition improvements at this community during the next 12 to 24 months.

         BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. Following these acquisitions, BNP now owns and operates 23

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apartment communities containing 5,671 apartments and provides third-party management services for seven multi-family communities containing 1,799 units. In addition to the apartment properties, BNP owns 40 restaurant properties that we lease on a triple-net basis to a restaurant operator. We currently operate in the states of North Carolina, South Carolina and Virginia.

         BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in the Operating Partnership. All of the Company's operations are conducted through the Operating Partnership.

         We issued press releases on June 30, 2004 and July 1, 2004, to announce these transactions. Copies of these press releases are included as Exhibit 99.1 and Exhibit 99.2, respectively, of this report.


Item 7.  Financial Statements and Exhibits

(c)      Exhibits

99.1 Press Release, dated June 30, 2004, "BNP Residential Properties Announces the Acquisition of Carriage Club Apartments"
99.2 Press Release, dated July 1, 2004, "BNP Residential Properties Announces the Acquisition of Savannah Shores Apartments"



                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              BNP Residential Properties, Inc.
                              (Registrant)





July 9, 2004                  by:   /s/ Pamela B. Bruno
                                 -----------------------------------------
                              Pamela B. Bruno
                              Vice President, Chief Accounting Officer

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